EXHIBIT A

SCHEDULE OF TRANSACTIONS

Effected by the Juniper Targeted Opportunity Fund, L.P.:
Date of Transaction	Number of Shares Sold	Price Per Share*	Low Price	High Price
November 20, 2017	12,811	$32.31	$32.00	$32.54
November 21, 2017	14,430	$32.23	$32.00	$32.80
November 22, 2017	8,696	$32.22	$32.00	$32.52
November 27, 2017	5,604	$32.18	$32.00	$32.38
November 28, 2017	19,918	$32.23	$32.00	$32.66
November 29, 2017	10,000	$32.39	$32.11	$32.59
November 30, 2017	12,487	$32.39	$32.00	$32.78
December 4, 2017	15	$32.18	$32.18	$32.18
December 5, 2017	7,200	$32.18	$32.00	$32.45
December 6, 2017	3,090	$32.13	$32.05	$32.26
December 7, 2017	11,917	$32.12	$32.00	$32.60
December 8, 2017	1,001	$32.11	$32.00	$32.25

*Except for the transactions reported for December 4, 2017, the Price Per Share reported above is a weighted average price. The Shares were sold in multiple transactions at a range of prices as reflected in the table above. Upon request, the Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the SEC full information regarding the Shares purchased at each separate price within the ranges set forth above.

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